Exhibit 99.1

Bogota Financial Corp. Reports Results for the
Three and Six Months Ended June 30, 2025

NEWS PROVIDED BY
Bogota Financial Corp.

Teaneck, New Jersey, July 31, 2025 – Bogota Financial Corp. (NASDAQ: BSBK) (the “Company”), the holding company for Bogota Savings Bank (the “Bank”), reported net income for the three months ended June 30, 2025 of $224,000, or $0.02 per basic and diluted share, compared to a net loss of $432,000, or $0.03 per basic and diluted share, for the comparable prior year period. The Company reported net income for the six months ended June 30, 2025 of $955,000, or $0.08 per basic and diluted share, compared to a net loss of $873,000, or $0.07 per basic and diluted share, for the comparable prior year period. Income for the six months ended June 30, 2025 included a one-time death benefit from the Company's bank-owned life insurance policy related to a former employee of approximately $543,000.

Other Financial Highlights:

●	Total assets decreased $49.7 million, or 5.1%, to $921.8 million at June 30, 2025 from $971.5 million at December 31, 2024, due largely to a decrease in cash and cash equivalents and loans.

●	Cash and cash equivalents decreased $31.9 million, or 61.1%, to $20.3 million at June 30, 2025 from $52.2 million at December 31, 2024 due as excess funds were used to pay down borrowings.

●	Securities increased $4.3 million, or 3.1%, to $144.6 million at June 30, 2025 from $140.3 million at December 31, 2024.

●	Net loans decreased $18.5 million, or 2.6%, to $693.2 million at June 30, 2025 from $711.7 million at December 31, 2024, primarily due to decreases in residential mortgages and construction loans.

●
Total deposits at June 30, 2025 were $628.2 million, decreasing $14.0 million, or 2.2%, compared to $642.2 million at December 31, 2024, due to a $11.5 million decrease in certificates of deposit, a $2.8 million decrease in NOW accounts, a $2.3 million decrease in money market accounts and a $2.0 million decrease in noninterest bearing checking accounts.  The decreases were offset by a $4.6 million increase in savings accounts. The average rate on deposits decreased 16 basis points to 3.75% for the first half of 2025 from 3.91% for the first half of 2024 due to lower interest rates and a lesser percentage of deposits consisting of higher-costing certificates of deposit.

●
Federal Home Loan Bank advances decreased $36.2 million, or 21.0% to $135.9 million at June 30, 2025 from $172.2 million as of December 31, 2024.  The decrease in borrowings was largely attributable to advances that matured during the six months ended June 30, 2025.

Kevin Pace, President and Chief Executive Officer, said “The first half of 2025 has fallen in line with our projections. While loan demand has remained steady, we expect an uptick later this year and into early 2026. We remain dedicated to continued growth in our commercial portfolio while ensuring we limit risk to certain markets and property types. Growth in consumer and commercial deposits is another key initiative as we look to reduce cost of funds.”

“We were able to complete our 5th stock buyback recently.  Since the IPO, we have reduced our outstanding shares by 1,653,571 and improved our tangible book value per minority share from $22.04 to $29.10.  We continue to focus efforts on improving shareholder value."

Income Statement Analysis

Comparison of Operating Results for the Three Months Ended June 30, 2025 and June 30, 2024

Net income increased $657,000, or 151.9%, to $224,000 for the three months ended June 30, 2025 from a net loss of $432,000 for the three months ended June 30, 2024. This increase was primarily due to an increase of $951,000 in net interest income, partially offset by a decrease of $229,000 in income tax benefit.

Interest income increased $31,000, or 0.3%, to $10.5 million for the three months ended June 30, 2024 compared to the three months ended June 30, 2025.

Interest income on cash and cash equivalents decreased $21,000, or 16.4%, to $106,000 for the three months ended June 30, 2025 from $127,000 for the three months ended June 30, 2024 due to a 164 basis point decrease in the average yield from 5.90% for the three months ended June 30, 2024 to 4.26% for the three months ended June 30, 2025 due to the lower interest rate environment.  This was offset by a $1.3 million increase in the average balance to $9.9 million for the three months ended June 30, 2025 from $8.6 million for the three months ended June 30, 2024, reflecting loan and securities repayments, which were offset by a reduction of borrowings.

Interest income on loans decreased $7,000, or 0.1%, as a seven basis point increase in the yield was offset by a $12.3 million decrease in the average balance of loans.

Interest income on securities increased $86,000, or 4.6%, due to a 151 basis point increase in the average yield offset by a $44.4 million decrease in the average balance. The changes in the yield and average balance reflect that, in the fourth quarter of 2024, the Company sold approximately $66.0 million in amortized cost ($57.1 million in market value) of securities with a weighted average yield of 1.89% and reinvested $32.7 million of these proceeds into securities with a weighted average yield of 5.60%.

Interest expense decreased $920,000, or 11.9%, from $7.7 million for the three months ended June 30, 2024 to $6.8 million for the three months ended June 30, 2025 due to lower average balances and costs on deposits and lower balances on borrowings. During the three months ended June 30, 2025, the use of hedges reduced the interest expense on the Federal Home Loan Bank advances and brokered deposits by $186,000. At June 30, 2025, cash flow hedges used to manage interest rate risk had a notional value of $65.0 million, while fair value hedges totaled $60.0 million in notional value.

Interest expense on interest-bearing deposits decreased $730,000, or 11.7%, to $5.5 million for the three months ended June 30, 2025 from $6.3 million for the three months ended June 30, 2024. The decrease was due to a 32 basis point decrease in the average cost of deposits to 3.67% for the three months ended June 30, 2025 from 3.99% for the three months ended June 30, 2024. The decrease in the average cost of deposits was due to the lower interest rate environment and a change in the composition of the deposit portfolio. The average balances of certificates of deposit decreased $35.4 million to $482.5 million for the three months ended June 30, 2025 from $517.9 million for the three months ended June 30, 2024 while the average balance of NOW/money market accounts and savings accounts increased $5.6 million and $4.7 million for the three months ended June 30, 2025, respectively, compared to the three months ended June 30, 2024.

Interest expense on Federal Home Loan Bank advances decreased $190,000, or 12.9%, from $1.5 million for the three months ended June 30, 2024 to $1.3 million for the three months ended June 30, 2025. The decrease was primarily due to a decrease in the average balance of $40.0 million to $130.3 million for the three months ended June 30, 2025 from $170.3 million for the three months ended June 30, 2024.  The decrease was offset by an increase in the average cost of borrowings of 47 basis points to 3.96% for the three months ended June 30, 2025 from 3.49% for the three months ended June 30, 2024 due to the new borrowings being shorter durations at higher rates.

Net interest income increased $951,000, or 34.7%, to $3.7 million for the three months ended June 30, 2025 from $2.7 million for the three months ended June 30, 2024.  The increase reflected a 48 basis point increase in our net interest rate spread to 1.20% for the three months ended June 30, 2025 from 0.72% for the three months ended June 30, 2024. Our net interest margin increased 53 basis points to 1.74% for the three months ended June 30, 2025 from 1.21% for the three months ended June 30, 2024.

We did not record a provision for credit losses for the three months ended June 30, 2025 compared to a $35,000 provision for credit losses for the three-month period ended June 30, 2024.

Non-interest income increased $29,000, or 9.4%, to $332,000 for the three months ended June 30, 2025 from $303,000 for the three months ended June 30, 2024.  Bank-owned life insurance income increased $13,000, or 6.0%, due to higher balances during 2025, which was augmented by an increase in the gain on sale of loans of $9,000 and an increase in fee and service charge income of $11,000.

For the three months ended June 30, 2025, non-interest expense increased $129,000, or 3.5%, over the comparable 2024 period. Professional fees increased $112,000, or 43.2%, due to an increase in audit and consulting fees. Occupancy and equipment costs increased $274,000, or 74.6%, as a result of the lease-buyback transaction completed in the fourth quarter of 2024, which resulted in increased lease expense going forward. These were offset by a $83,000, or 3.9%, reduction in salaries and employee benefits, which decreased due to lower headcount, a $99,000, or 86.1%, decrease in advertising expenses and a $78,000, or 29.4%, decrease in other non-interest expense.

Income tax expense increased $229,000, or 151.9%, to a benefit of $53,000 for the three months ended June 30, 2025 from a $281,000 benefit for the three months ended June 30, 2024. The decrease was due to an increase of $886,000 in net income.

Comparison of Operating Results for the Six Months Ended June 30, 2025 and June 30, 2024

Net income increased by $1.8 million, or 209.4%, to a net income of $955,000 for the six months ended June 30, 2025 from a net loss of $873,000 for the six months ended June 30, 2024. This increase was primarily due to an increase of $1.9 million in net interest income, partially offset by an increase of $488,000 in income tax expense. Income for the six months ended June 30, 2025 included a one-time death benefit of approximately $543,000 from the Company's bank-owned life insurance policy related to a former employee.

Interest income increased $893,000, or 4.4%, from $20.5 million for the six months ended June 30, 2024 to $21.4 million for the six months ended June 30, 2025 due to higher yields on interest-earning assets and a decrease in the average balance of interest-earning assets.

Interest income on cash and cash equivalents increased $95,000, or 34.4%, to $371,000 for the six months ended June 30, 2025 from $276,000 for the six months ended June 30, 2024 due to a $4.8 million increase in the average balance to $13.3 million for the six months ended June 30, 2025 from $8.5 million for the six months ended June 30, 2024. This was partially offset by 92 basis point decrease in the average yield from 6.50% for the six months ended June 30, 2024 to 5.58% for the six months ended June 30, 2025.

Interest income on loans increased $387,000, or 2.3%, to $16.9 million for the six months ended June 30, 2025 compared to $16.5 million for the six months ended June 30, 2024 due primarily to a 18 basis point increase in the average yield from 4.64% for the six months ended June 30, 2024 to 4.82% for the six months ended June 30, 2025, offset by a $10.3 million decrease in the average balance to $701.4 million for the six months ended June 30, 2025 from $711.7 million for the six months ended June 30, 2024.

Interest income on securities increased $390,000, or 11.5%, to $3.8 million for the six months ended June 30, 2025 from $3.4 million for the six months ended June 30, 2024 primarily due to a 143 basis point increase in the average yield from 3.85% for the six months ended June 30, 2024 to 5.28% for the six months ended June 30, 2025, which was offset by a $32.9 million decrease in the average balance to $143.2 million for the six months ended June 30, 2025 from $176.1 million for the six months ended June 30, 2024. The decrease in the average balance and the increase in the yield was as a result of the balance sheet restructuring undertaken in the fourth quarter of 2024, where certain lower-yielding securities were sold, a portion of the proceeds were reinvested into higher-yielding securities and all remaining held to maturity securities were reclassified as available for sale.

Interest expense decreased $1.0 million, or 6.6%, from $15.1 million for the six months ended June 30, 2024 to $14.1 million for the six months ended June 30, 2025 due to lower average balances on certificates of deposit and borrowings and a lower rate paid on certificates of deposit. During the six months ended June 30, 2025, the use of hedges reduced the interest expense on the Federal Home Loan Bank advances and brokered deposits by $363,000. At June 30, 2025, cash flow hedges used to manage interest rate risk had a notional value of $65.0 million, while fair value hedges totaled $60.0 million in notional value.

Interest expense on interest-bearing deposits decreased $938,000, or 7.7%, to $11.3 million for the six months ended June 30, 2025 from $12.2 million for the six months ended June 30, 2024. The decrease was due to a 16 basis point decrease in the average cost of deposits to 3.75% for the six months ended June 30, 2025 from 3.91% for the six months ended June 30, 2024.  The decrease in the average cost was driven by a 21 basis point decrease in the average cost of certificates of deposit to 4.13% for the six months ended June 30, 2025 from 4.34% for the six months ended June 30, 2024. The decrease in the average cost of deposits was due to the lower interest rate environment and a change in the composition of the deposit portfolio. The average balances of certificates of deposit decreased $33.8 million to $483.4 million for the six months ended June 30, 2025 from $517.2 million for the six months ended June 30, 2024 while average NOW/money market accounts and savings accounts increased $7.7 million and $3.6 million for the six months ended June 30, 2025, respectively, compared to the six months ended June 30, 2024.

Interest expense on Federal Home Loan Bank advances decreased $62,000, or 2.1%. The decrease was primarily due to a decrease in the average balance of $16.2 million to $144.1 million for the six months ended June 30, 2025 from $160.3 million for the six months ended June 30, 2024. The decrease was offset an increase in the average cost of borrowings of 33 basis points to 3.99% for the six months ended June 30, 2025 from 3.66% for the six months ended June 30, 2024 due to the new borrowings being for shorter durations at higher rates.

Net interest income increased $1.9 million, or 35.1%, to $7.3 million for the six months ended June 30, 2025 from $5.4 million for the six months ended June 30, 2024.  The increase reflected a 47 basis point increase in our net interest rate spread to 1.15% for the six months ended June 30, 2025 from 0.68% for the six months ended June 30, 2024. Our net interest margin increased 50 basis points to 1.70% for the six months ended June 30, 2025 from 1.20% for the six months ended June 30, 2024.

We recorded a $80,000 recovery of credit losses for the six months ended June 30, 2025 compared to a $70,000 provision for credit losses for the six-month period ended June 30, 2024. The decrease in the allowance for credit losses was due to the decrease in loans and held-to-maturity securities.

Non-interest income increased $619,000, or 102.7%, to $1.2 million for the six months ended June 30, 2025 from $602,000 for the six months ended June 30, 2024.  Bank-owned life insurance income increased $564,000, or 132.0%, due to a death benefit related to a former employee and higher balances during 2025. In addition to the death benefit, gains on sale of loans also increased by $38,000 when compared to the comparable period in 2024.

For the six months ended June 30, 2025, non-interest expense increased $345,000, or 4.7%, over the comparable 2024 period. Professional fees increased $114,000, or 25.0%, due to higher audit and consulting expense. Occupancy and equipment costs increased $574,000, or 77.8%, as a result of the lease-buyback transaction completed in the fourth quarter of 2024, which resulted in increased lease expense going forward. These were offset by a $162,000, or 3.8%, reduction in salaries and employee benefit, which decreased due to lower headcount, advertising expense, which decreased by $104,000, or 46.0%, and other non-interest expense, which decreased $102,000, or 20.0%.

Income tax expense increased $488,000, or 85.8%, to a benefit of $81,000 for the six months ended June 30, 2025 from a $568,000 benefit for the six months ended June 30, 2024. The decrease was due to an increase of $2.3 million in income.

Balance Sheet Analysis

Total assets were $921.8 million at June 30, 2025, representing a decrease of $49.7 million, or 5.1%, from December 31, 2024.  Cash and cash equivalents decreased $31.9 million during the period primarily due to the paydown of borrowings. Net loans decreased $18.5 million, or 2.6%, due to $32.0 million in repayments, partially offset by new production of $15.5 million. This resulted in a $14.5 million decrease in the balance of residential loans and a $17.4 million decrease in construction loans, offset by a $7.3 million and $8.0 million of commercial real estate and multi-family loans, respectively. Due to the interest rate environment, we have seen a decrease in demand for residential and construction loans, which have been primary drivers of our loan growth in recent periods.  Securities available for sale increased $4.3 million or 3.1%, due to new purchases of mortgage-backed securities.

Delinquent loans increased $6.1 million to $20.4 million, or 2.94% of total loans, at June 30, 2025, compared to $14.3 million at December 31, 2024. The increase was primarily due to one commercial real estate loan with a balance of $7.1 million, which is considered well-secured, accruing and in the process of collection. During the same timeframe, non-performing assets decreased from $14.0 million at December 31, 2024 to $13.9 million, which represented 1.50% of total assets at June 30, 2025. No loans were charged-off during the three or six months ended June 30, 2025 or June 30, 2024. The Company’s allowance for credit losses related to loans was 0.37% of total loans and 18.69% of non-performing loans at June 30, 2025 compared to 0.37% of total loans and 18.77% of non-performing loans at December 31, 2024.  The Bank does not have any exposure to commercial real estate loans secured by office space. At June 30, 2025, the Company had no allowance for credit losses related to held-to-maturity securities, as the Company did not hold any held-to-maturity securities at June 30, 2025 or at December 31, 2024.

Total liabilities decreased $50.8 million, or 6.1%, to $783.4 million mainly due to a $13.9 million decrease in deposits and by a $36.2 million decrease in borrowings. Total deposits decreased $14.0 million, or 2.2%, to $628.2 million at June 30, 2025 from $642.2 million at December 31, 2024. The decrease in deposits reflected a decrease in certificate of deposit accounts, which decreased by $11.5 million to $481.8 million from $493.3 million at December 31, 2024, a decrease in NOW deposit accounts, which decreased by $2.8 million to $52.6 million from $55.4 million at December 31, 2024, a decrease in money market deposit accounts, which decreased by $2.3 million to $11.7 million from $14.0 million at December 31, 2024, and by a decrease in noninterest bearing demand accounts, which decreased by $2.0 million from $32.7 million at December 31, 2024 to $30.7 million at June 30, 2025. At June 30, 2025, brokered deposits were $108.0 million or 17.2% of deposits and municipal deposits were $25.4 million or 4.1% of deposits.  At June 30, 2025, uninsured deposits represented 9.1% of the Bank’s total deposits. Federal Home Loan Bank advances decreased $36.2 million, or 21.0%, due to paydown of existing borrowings.  Short-term borrowings increased $10.5 million, or 35.6%, to $40.0 million at June 30, 2025 from $29.5 million at December 31, 2024, while long-term borrowings decreased $46.7 million, or 32.8%, to $95.9 million at June 30, 2025 from $142.7 million at December 31, 2024.  Total borrowing capacity at the Federal Home Loan Bank is $241.3 million of which $139.0 million has been advanced.

Total stockholders’ equity increased $1.2 million to $138.4 million, primarily due to net income of $955,000. At June 30, 2025, the Company’s ratio of average stockholders’ equity-to-total assets was 14.96%, compared to 13.99% at December 31, 2024.

About Bogota Financial Corp.

Bogota Financial Corp. is a Maryland corporation organized as the mid-tier holding company of Bogota Savings Bank and is the majority-owned subsidiary of Bogota Financial, MHC. Bogota Savings Bank is a New Jersey chartered stock savings bank that has served the banking needs of its customers in northern and central New Jersey since 1893. It operates from seven offices located in Bogota, Hasbrouck Heights, Upper Saddle River, Newark, Oak Ridge, Parsippany and Teaneck, New Jersey and operates a loan production office in Spring Lake, New Jersey.

Forward-Looking Statements

    This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, inflation, general economic conditions or conditions within the securities markets, the imposition of tariffs or other domestic or international governmental policies and retaliatory responses, real estate market values in the Bank’s lending area, changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio; the availability of low-cost funding; our continued reliance on brokered and municipal deposits; demand for loans in our market area; changes in the quality of our loan and security portfolios, economic assumptions or changes in our methodology, either of which may impact our allowance for credit losses calculation, increases in non-performing and classified loans, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, a failure in or breach of the Company’s operational or security systems or infrastructure, including cyberattacks, the failure to maintain current technologies, failure to retain or attract employees and legislative, accounting and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

The Company undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

BOGOTA FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(unaudited)

	As of June 30, 2025	As of December 31, 2024
Assets
Cash and due from banks	$9,471,838	$18,020,527
Interest-bearing deposits in other banks	10,861,717	34,211,681
Cash and cash equivalents	20,333,555	52,232,208
Securities available for sale, at fair value	144,602,468	140,307,447
Loans, net of allowance for credit losses of $2,590,950 and $2,620,949, respectively	693,211,303	711,716,236
Premises and equipment, net	4,561,786	4,727,302
Federal Home Loan Bank (FHLB) stock and other restricted securities	7,204,900	8,803,000
Accrued interest receivable	4,225,196	4,232,563
Core deposit intangibles	129,255	152,893
Bank-owned life insurance	31,329,401	31,859,604
Right of use asset	10,506,417	10,776,596
Other assets	5,730,379	6,682,035
Total Assets	$921,834,660	$971,489,884
Liabilities and Equity
Non-interest bearing deposits	$30,696,810	$32,681,963
Interest bearing deposits	597,532,976	609,506,079
Total deposits	628,229,786	642,188,042
FHLB advances-short term	40,000,000	29,500,000
FHLB advances-long term	95,944,439	142,673,182
Advance payments by borrowers for taxes and insurance	3,223,479	2,809,205
Lease liabilities	10,579,107	10,780,363
Other liabilities	5,418,148	6,249,932
Total liabilities	783,394,959	834,200,724

Stockholders’ Equity
Preferred stock $0.01 par value 1,000,000 shares authorized, none issued and outstanding at June 30, 2025 and December 31, 2024	—	—
Common stock $0.01 par value, 30,000,000 shares authorized, 13,008,389 issued and outstanding at June 30, 2025 and 13,059,175 at December 31, 2024	130,083	130,592
Additional paid-in capital	55,260,550	55,269,962
Retained earnings	90,961,990	90,006,648
Unearned ESOP shares (369,670 shares at June 30, 2025 and 382,933 shares at December 31, 2024)	(4,369,992)	(4,520,594)
Accumulated other comprehensive loss	(3,542,930)	(3,597,448)
Total stockholders’ equity	138,439,701	137,289,160
Total liabilities and stockholders’ equity	$921,834,660	$971,489,884

BOGOTA FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Interest income
Loans, including fees	$8,291,923	$8,299,404	$16,895,052	$16,506,796
Securities
Taxable	1,943,360	1,846,717	3,773,754	3,363,060
Tax-exempt	2,894	13,124	5,789	26,272
Other interest-earning assets	266,987	314,964	754,158	639,268
Total interest income	10,505,164	10,474,209	21,428,753	20,535,396
Interest expense
Deposits	5,524,138	6,253,895	11,286,462	12,223,776
FHLB advances	1,286,421	1,476,600	2,854,448	2,916,669
Total interest expense	6,810,559	7,730,495	14,140,910	15,140,445
Net interest income	3,694,605	2,743,714	7,287,843	5,394,951
(Recovery) provision for credit losses	—	35,000	(80,000)	70,000
Net interest income after (recovery) provision for credit losses	3,694,605	2,708,714	7,367,843	5,324,951
Non-interest income
Fees and service charges	59,755	49,203	115,574	107,790
Gain on sale of loans	8,768	—	37,830	—
Bank-owned life insurance	228,392	215,056	990,623	427,015
Other	34,795	38,945	77,055	67,477
Total non-interest income	331,710	303,204	1,221,082	602,282
Non-interest expense
Salaries and employee benefits	2,059,942	2,143,388	4,140,141	4,301,953
Occupancy and equipment	640,444	366,908	1,311,913	738,025
FDIC insurance assessment	103,934	106,716	210,520	207,313
Data processing	305,034	318,520	620,731	622,125
Advertising	16,000	115,100	121,500	225,200
Director fees	170,812	151,549	330,256	307,249
Professional fees	372,364	260,112	571,094	456,897
Other	185,972	263,490	408,017	510,112
Total non-interest expense	3,854,502	3,725,783	7,714,172	7,368,874
Income (loss) before income taxes	171,813	(713,865)	874,753	(1,441,641)
Income tax benefit	(52,582)	(281,386)	(80,589)	(568,182)
Net income (loss)	$224,395	$(432,479)	$955,342	$(873,459)
Earnings (loss) per Share - basic	$0.02	$(0.03)	$0.08	$(0.07)
Earnings (loss) per Share - diluted	$0.02	$(0.03)	$0.08	$(0.07)
Weighted average shares outstanding - basic	12,635,990	12,803,925	12,642,744	12,828,428
Weighted average shares outstanding - diluted	12,641,179	12,803,925	12,644,701	12,828,428

BOGOTA FINANCIAL CORP.
SELECTED RATIOS
(unaudited)

	At or For the Three Months		At or for the Six Months
	Ended June 30,		Ended June 30,
	2025	2024	2025	2024
Performance Ratios (1):
Return (loss) on average assets (2)	0.02%	(0.18)%	0.10%	(0.18)%
Return (loss) on average equity (3)	0.16%	(1.32)%	0.10%	(1.32)%
Interest rate spread (4)	1.20%	0.72%	1.15%	0.68%
Net interest margin (5)	1.74%	1.21%	1.70%	1.20%
Efficiency ratio (6)	95.73%	122.28%	90.66%	122.87%
Average interest-earning assets to average interest-bearing liabilities	116.49%	114.12%	115.24%	114.56%
Net loans to deposits	110.34%	109.02%	110.34%	109.02%
Average equity to average assets (7)	15.02%	13.48%	14.88%	14.71%
Capital Ratios:
Tier 1 capital to average assets			15.32%	13.52%
Asset Quality Ratios:
Allowance for credit losses as a percent of total loans			0.37%	0.39%
Allowance for credit losses as a percent of non-performing loans			18.69%	21.20%
Net charge-offs to average outstanding loans during the period			0.00%	0.00%
Non-performing loans as a percent of total loans			2.00%	1.82%
Non-performing assets as a percent of total assets			1.50%	1.33%

(1)	Certain performance ratios for the three and six months ended June 30, 2025 and 2024 are annualized.
(2)	Represents net income (loss) divided by average total assets.
(3)	Represents net income (loss) divided by average stockholders’ equity.
(4)
Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 27.5% for 2025 and 2024.

(5)
Represents net interest income as a percent of average interest-earning assets. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 27.5% for 2025 and 2024.

(6)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(7)	Represents average stockholders’ equity divided by average total assets.

LOANS

Loans are summarized as follows at June 30, 2025 and December 31, 2024:

	June 30,	December 31,
	2025	2024
	(unaudited)
Real estate:
Residential First Mortgage	$458,212,962	$472,747,542
Commercial Real Estate	125,349,129	118,008,866
Multi-Family Real Estate	82,118,178	74,152,418
Construction	25,766,387	43,183,657
Commercial and Industrial	4,282,269	6,163,747
Consumer	73,328	80,955
Total loans	695,802,253	714,337,185
Allowance for credit losses	(2,590,950)	(2,620,949)
Net loans	$693,211,303	$711,716,236

The following tables set forth the distribution of total deposit accounts, by account type, at the dates indicated:

	At June 30,			At December 31,
	2025			2024
	Amount	Percent	Average Rate	Amount	Percent	Average Rate

	(unaudited)
Noninterest bearing demand accounts	$30,696,810	4.89%	—%	$32,681,963	5.09%	—%
NOW accounts	52,611,377	8.37%	2.64	55,378,051	8.62%	2.53
Money market accounts	11,677,716	1.86%	0.48	13,996,460	2.18%	0.58
Savings accounts	51,419,664	8.18%	2.02	46,851,793	7.30%	1.90
Certificates of deposit	481,824,219	76.70%	3.88	493,279,775	76.81%	4.37
Total	$628,229,786	100.00%	3.37%	$642,188,042	100.00%	3.42%

Average Balance Sheets and Related Yields and Rates

The following tables present information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. Average balances have been calculated using daily balances. Nonaccrual loans are included in average balances only. Loan fees are included in interest income on loans and are not material.

	Three Months Ended June 30,
	2025			2024
	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
	(Dollars in thousands)
Assets:	(unaudited)
Cash and cash equivalents	$9,976	$106	4.26%	$8,644	$127	5.90%
Loans	697,792	8,292	4.77%	710,058	8,299	4.70%
Securities	141,141	1,946	5.52%	185,497	1,860	4.01%
Other interest-earning assets	7,085	161	9.09%	8,689	188	8.66%
Total interest-earning assets	855,994	10,505	4.92%	912,888	10,474	4.61%

Non-interest-earning assets	65,094			58,933
Total assets	$921,088			$971,821
Liabilities and equity:
NOW and money market accounts	$73,261	$447	2.44%	$67,687	$329	1.96%
Savings accounts	48,751	249	2.05%	44,093	205	1.87%
Certificates of deposit (1)	482,516	4,828	4.01%	517,882	5,720	4.44%
Total interest-bearing deposits	604,528	5,524	3.67%	629,662	6,254	3.99%

Federal Home Loan Bank advances (1)	130,277	1,286	3.96%	170,295	1,476	3.49%
Total interest-bearing liabilities	734,805	6,810	3.72%	799,957	7,730	3.89%
Non-interest-bearing deposits	32,076			39,162
Other non-interest-bearing liabilities	15,894			1,654
Total liabilities	782,775			840,773

Total equity	138,313			131,048
Total liabilities and equity	$921,088			$971,821
Net interest income		$3,695			$2,744
Interest rate spread (2)			1.20%			0.72%
Net interest margin (3)			1.74%			1.21%
Average interest-earning assets to average interest-bearing liabilities	116.49%			114.12%

1.
Cash flow and fair value hedges are used to manage interest rate risk. During the three months ended June 30, 2025 and 2024, the net effect on interest expense on the Federal Home Loan Bank advances and certificates of deposit was a reduced expense of $186,000 and $461,000, respectively.

2.	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
3.	Net interest margin represents net interest income divided by average total interest-earning assets.

	Six Months Ended June 30,
	2025			2024
	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
	(Dollars in thousands)
Assets:
Cash and cash equivalents	$13,270	$371	5.58%	$8,505	$276	6.50%
Loans	701,423	16,894	4.82%	711,744	16,507	4.64%
Securities	143,199	3,779	5.28%	176,081	3,389	3.85%
Other interest-earning assets	7,692	384	9.97%	8,395	363	8.65%
Total interest-earning assets	865,584	21,428	4.95%	904,725	20,535	4.54%
Non-interest-earning assets	61,323			59,313
Total assets	$926,907			$964,038
Liabilities and equity:
NOW and money market accounts	$76,313	$904	2.39%	$68,569	$664	1.95%
Savings accounts	47,299	475	2.02%	43,720	403	1.85%
Certificates of deposit (1)	483,380	9,907	4.13%	517,189	11,157	4.34%
Total interest-bearing deposits	606,992	11,286	3.75%	629,478	12,224	3.91%
Federal Home Loan Bank advances (1)	144,120	2,854	3.99%	160,282	2,916	3.66%
Total interest-bearing liabilities	751,112	14,140	3.80%	789,760	15,140	3.86%
Non-interest-bearing deposits	32,425			38,425
Other non-interest-bearing liabilities	5,420			2,763
Total liabilities	788,957			830,948
Total equity	137,950			133,090
Total liabilities and equity	$926,907			$964,038
Net interest income		$7,288			$5,395
Interest rate spread (2)			1.15%			0.68%
Net interest margin (3)			1.70%			1.20%
Average interest-earning assets to average interest-bearing liabilities	115.24%			114.56%

1.
Cash flow hedges are used to manage interest rate risk. During the six months ended June 30, 2025 and 2024, the net effect on interest expense on the Federal Home Loan Bank advances and certificates of deposit was a reduced expense of $363,000 and $749,000, respectively.

2.	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
3.	Net interest margin represents net interest income divided by average total interest-earning assets

Rate/Volume Analysis

The following table sets forth the effects of changing rates and volumes on net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. Changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionally based on the changes due to rate and the changes due to volume.

	Three Months Ended June 30, 2025			Six Months Ended June 30, 2025
	Compared to			Compared to
	Three Months Ended June 30, 2024			Six Months Ended June 30, 2024
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
Interest income:	(unaudited)
Cash and cash equivalents	$94	$(114)	$(21)	$201	$(106)	$95
Loans receivable	(534)	526	(7)	(592)	979	387
Securities	(2,142)	2,228	86	(1,554)	1,944	390
Other interest earning assets	(80)	53	(27)	(71)	92	21
Total interest-earning assets	(2,662)	2,693	31	(2,017)	2,910	893

Interest expense:
NOW and money market accounts	29	89	118	79	161	240
Savings accounts	23	21	44	34	38	72
Certificates of deposit	(368)	(524)	(892)	(718)	(532)	(1,250)
Federal Home Loan Bank advances	(1,138)	948	(190)	(591)	529	(62)
Total interest-bearing liabilities	(1,454)	534	(920)	(1,197)	197	(1,000)
Net (decrease) increase in net interest income	$(1,208)	$2,159	$951	$(820)	$2,713	$1,893

Contacts
Kevin Pace – President & CEO, 201-862-0660 ext. 1110